Exhibit 10

NON-EMPLOYEE DIRECTOR FEE PLAN
(Formerly the Deferred Compensation Plan For Directors)
(As Amended through July 25, 2002)

I. Non-Employee Director Fees

A. Establishment and Payment of Fees

1. The annual retainer and meeting fees payable to Non-Employee Directors (hereafter "Directors") of General Electric Company (the "Company") shall be established from time-to-time by the Board of Directors.

2. The annual retainer fee shall be payable in quarterly installments, with each installment payable on the last business day of the calendar quarter to which it applies, or on such earlier date as is necessary to enable the Company to efficiently administer the payment of such fees. Quarterly payments shall be pro rated if Board services commences or terminates during a calendar quarter. Meeting fees shall be payable upon attendance at meetings.

B. Payment In Stock

One-half of any portion of the annual retainer fee payable on or after October 1, 1998, that is not deferred by a Director pursuant to the provisions of Section II of this Plan, shall be payable in the Company's common stock.

II. Deferral of Non-Employee Director Fees

A. Introduction

Directors, on an individual election basis, may defer all or part of the fees received as a Director of the Company until such time as service on the Board terminates.

B. Purpose of Deferral Election

To provide Directors with flexibility in the planning of their personal financial resources.

C. Manner of Deferral of Fees

At, or prior to, each election to the Board, and prior to the right to receive any Board fees for the elected term, a Director may elect to defer all or a specified portion of the annual retainer and the meeting fees to be paid for attendance at Board and assigned Committee meetings.

An election to defer fees will be irrevocable for the Director's elected term to the Board of Directors.

The deferred fees will be credited to the Director's deferred fees account (the "Deferred Fees Account") as of the date it would otherwise have been payable (the "Deferral Date").

Deferral of fees shall have no effect on any fee-related benefits received by a Director.

D. Manner of Investment

For each term of election to the Board of Directors for which a Director elects to defer fees, the Director must also irrevocably elect the manner in which such deferred fees shall be accounted for, as described below, and all fees deferred pursuant to such election shall be accounted for in such manner until fully paid out.

1. As Units Based on the Company's Stock Value

The Director's Deferred Fees Account will be credited with the number of stock units ("Units"), calculated to the nearest thousandths of a Unit, determined by dividing the amount of fees deferred on the Deferral Date by the average of the closing market price of the Company's common stock as reported on the Consolidated Tape of the New York Stock Exchange listed shares for the 20 trading days immediately preceding and including such date. The Director's Deferred Fees Account will also be credited with the number of Units determined by multiplying the number of Units in the Director's Deferred Fees Account by any per share cash dividends declared by the Company on its common stock and dividing the product by the closing market price of the Company's common stock as reported on the Consolidated Tape of the New York Stock Exchange listed shares on the related dividend payment date, and also by multiplying the number of Units in the Director's Deferred Fees Account by any stock dividends declared by the Company on its common stock.

2. As Cash Units With Interest

The Director's Deferred Fees Account (a) will be credited with the amount of fees deferred on the Deferral Date, and (b) will be credited with interest equivalents based upon the prior calendar month's average yield for U.S. Treasury notes and bonds with maturities of from ten to thirty years, as published by an official agency to be determined by the Senior Vice President Finance and utilized on a consistent year to year basis.

E. Recapitalization

If, as a result of a recapitalization of the Company (including stock splits), the Company's outstanding shares of common stock shall be changed into a greater or smaller number of shares, the number of Units credited to a Director's Deferred Fees Account shall be appropriately adjusted on the same basis.

F. Payment of Deferred Fees

Payment of a Director's Deferred Fees Account may only be made after the Director's service on the Board has terminated and, except as described below, will be made in ten (10) annual installments in cash, beginning on the 15th of July (or as soon thereafter as practicable) following termination of Board service.

1. Termination Of Service For Reasons Other Than Retirement or Disability. Notwithstanding any prior elections, if a Director's service on the Board terminates for reasons other than Retirement (as defined below) or disability, or terminates as a result of the Director's death before the Director has attained the age and Board service needed to qualify for Retirement, the Director's total Deferred Fees Account will be paid in a lump sum six months after the date of termination.

2. Termination Of Service For Retirement or Disability.

a. Director Payout Elections.

(i) Initial Payout Elections. At the time of each election to defer Board fees, a Director may elect to have: (a) the Deferred Fees Account covered by the election paid in less than ten (10) annual installments; and (b) the initial installment be paid on the 15th of July (or as soon thereafter as practical) which either immediately follows the Director's termination of Board service, or which immediately follows the Director's 73rd birthday.

(ii) Survivor Payout Elections. In the event of a Director's death prior to receiving all entitled deferred payments, the value of the Director's Deferred Fees Account on the date of the Director's death shall be determined and paid to the beneficiary(s) designated by the Director (or, failing such designation, to the Director's estate) in accordance with the installment schedule previously selected by the Director, unless the Director has elected to have the remaining payments made in a single lump sum, in which case a lump sum payment will be made to the designated beneficiaries or the Director's estate as soon as practicable after the Director's death.

(iii) Form of Payment Elections. A Director, former Director, or deceased Director's beneficiary or legal representative may elect at anytime to have any or all payouts, or remaining payouts, of the Director's Deferred Fees Account paid out in cash or in shares of the Company's common stock

(iv) Revised Payout Elections. At any time before the end of the calendar year prior to termination of Board service, a Director may revise and supersede any or all of his or her previous elections with respect to any or all of the payout alternatives set forth in this subsection F(2)(a).

b. Determination of Amount of Cash Installment Payments.

(i) The amount of the first cash installment payment shall be a fraction of the Cash and/or Units in the Director's Deferred Fees Account on the date of the initial installment payment, the numerator of which is one and the denominator of which is the total number of installments elected. Each subsequent installment shall be calculated in the same manner as of each subsequent first of July except that the denominator shall be reduced by the number of installments which have been previously paid.

(ii) The amount of cash payable for deferred fees accounted for as Units based on the Company's common stock value will be paid, as described above, based on the number of Units in the Director's Deferred Fees Account on the payment date multiplied by the average of the closing market price of the Company's common stock as reported on the Consolidated Tape of New York Stock Exchange listed shares for the 20 trading days immediately preceding such date.

c. Determination of Amount of Installment Payments In Shares of Common Stock.

(i) The amount of the first installment payment payable in shares of the Company's common stock shall be a fraction of the value of the Cash and/or Units in the Director's Deferred Fees Account on the date of the initial installment payment, the numerator of which is one and the denominator of which is the total number of installments elected. Each subsequent installment shall be calculated in the same manner as of each subsequent first of July except that the denominator shall be reduced by the number of installments which have been previously paid.

(ii) If a payout to be made in shares of the Company's common stock is based on deferred fees accounted for as Cash, the number of shares payable shall be determined by dividing the amount of cash that would otherwise be payable by the average of the closing market price of the Company's common stock as reported on the Consolidated Tape of the New York Stock Exchange listed shares for the 20 trading days immediately preceding such payment date.

(iii) Except for the final installment payment, only whole shares shall be payable, and the value of any fractional share payable shall be retained in the Director's Deferred Fees Account until the final installment payment, at which time the value of any fractional share payable shall be paid in cash, based on the fractional share multiplied by the average of the closing market price of the Company's common stock as reported on the Consolidated Tape of New York Stock Exchange listed shares for the 20 trading days immediately preceding such date.

III. Contingent Stock Unit Grant

  Contingent Grant

  Directors initially elected to the Board after April 24, 2001 will automatically be granted a one-time contingent award of 5,000 units (the "Contingent Stock Units") that will be accounted for as shares of the Company's common stock. (the "Contingent Stock Unit Grant").

  The Units will be credited to an account (the "Contingent Stock Unit Account") for the benefit of the Director, which account will be maintained separately from any Deferred Fees Account for the Director. A Director shall have the right to receive payment from the Contingent Stock Unit Account only if he or she serves on the Board until Retirement. If the Director's service on the Board terminates prior to Retirement, the Director's Contingent Stock Unit Account shall be cancelled and the Director shall have no rights to receive any payment from the Contingent Stock Unit Account.

  The Contingent Stock Units will be credited to the Director's Contingent Stock Unit Account as soon as administratively practical following election to the Board.

  Crediting of Dividend Equivalents

The Director's Contingent Stock Unit Account will also be credited with the number of additional Contingent Stock Units determined by multiplying the number of Contingent Stock Units in the Contingent Stock Unit Account by any per share cash dividends declared by the Company on its common stock and dividing the product by the closing market price of the Company's common stock as reported on the Consolidated Tape of the New York Stock Exchange listed shares on the related dividend payment date, and also by multiplying the number of Contingent Stock Units in the Director's Contingent Stock Unit Account by any stock dividends declared by the Company on its common stock.

C. Recapitalization

If, as a result of a recapitalization of the Company (including stock splits), the Company's outstanding shares of common stock shall be changed into a greater or smaller number of shares, the number of Contingent Stock Units credited to a Director's Contingent Stock Unit Account shall be appropriately adjusted on the same basis.

  C. Payment of Contingent Stock Unit Account

  Payment of a Director's Contingent Stock Unit Account may only be made after Retirement and will be paid in cash in a lump sum payment. Payment will be made promptly following Retirement.

  The amount of cash payable for the Director's Contingent Stock Unit Account will be based on the number of Contingent Stock Units in the Director's Contingent Stock Unit Account on the date of Retirement multiplied by the average of the closing market price of the Company's common stock as reported on the Consolidated Tape of the New York Stock Exchange listed shares for the 20 trading days immediately preceding such date.

IV. General Provisions

  A. Assignability

  No right to receive payment of deferred fees or retirement awards shall be transferable or assignable by a participant except by will or laws of descent and distribution.

  B. Amendment of the Plan

  This Plan may be amended, suspended or terminated at any time by the Board of Directors of the Company. However, no amendment, suspension or termination of the Plan may, without the consent of a participant, alter or impair any of the rights previously granted under the Plan.

  C. Effective Date

  The effective date for implementation of this Plan shall be the first of the month following its approval by the Board of Directors.

  D. Definitions

  For purposes of the Plan, unless the context otherwise indicates, the following definitions shall be applicable:

  "Elected term" - - the period of time from election to the Board to the next Statutory Meeting of the Shareowners.

  "Retirement" -- termination of Board service at age 65 or older with at least five years of Board service.

  D. Fractional Shares

Payment of any fractional shares will be made in cash, by check.

Original

6/15/79

Amended 3/5/81, 6/26/87, 9/18/87, 5/25/90, 12/19/97; 11/2/98; 7/25/02